                                                FILED PURSUANT TO RULE 424(b)(3)

                                                     REGISTRATION NO. 333-106838

            CORPORATE PROPERTY ASSOCIATES 16 -- GLOBAL INCORPORATED
                       SUPPLEMENT DATED JANUARY 26, 2005
                      TO PROSPECTUS DATED DECEMBER 6, 2004

     This Supplement is part of, and should be read in conjunction with, the Prospectus dated December 6, 2004.

                            INDEX TO THIS SUPPLEMENT

Description of the Properties...............................  S-1
The Offering................................................  S-6
Pro Forma Financial Information.............................  S-7

                         DESCRIPTION OF THE PROPERTIES
                                   (PAGE 84)

PLY GEM INDUSTRIES, INC.

  DESCRIPTION OF ADDITIONAL FINANCING

     On December 2, 2004, we obtained mortgage financing from GMAC Commercial Mortgage of Canada Limited for the Ply Gem property located in Canada in the amount of CAD 4,250,000 (approximately $3,591,000 based on the exchange rate on the date of the closing of the loan). Interest on the Canadian mortgage loan, which matures in ten years, is at a fixed annual interest rate of 6.23% with monthly payments of principal and interest based on a 25-year amortization schedule.

     The total amount of financing on all of our Ply Gem facilities has increased to $21,241,000.

PLANTASJEN ASA

  ACQUISITION

     On December 27, 2004, through a subsidiary, we entered into a transaction with Plantasjen ASA to purchase two retail facilities in Vantaa (Helsinki), Finland and Linkoping, Sweden and to lease the facilities back to its affiliated entities Plantasjen Finland Oy, and Plantasjen Sverige AB, respectively.

  PURCHASE TERMS

     The cost of the Finland property, including the acquisition fees payable to Carey Asset Management Corp., was E15,387,460 ($20,831,543 based on the exchange rate as of the date of acquisition), an amount less than the appraised value of the facilities. We paid at closing acquisition fees of $621,837 to Carey Asset Management Corp. Carey Asset Management Corp. is also expected to receive a deferred fee in the amount of $414,558, payable equally over the next four years, but only if we satisfy the preferred return. The cost of the Sweden property was 67,034,581 Swedish Kroner ("SEK") ($10,075,298 based on the exchange rate as of the date of acquisition), an amount less than the appraised value of the facility. We paid at closing acquisition fees of $300,755 to Carey Asset Management Corp. Carey Asset Management Corp. is also expected to receive a deferred fee in the amount of $200,503, payable equally over the next four years, but only if we satisfy the preferred return. The lease obligations of the tenants are guaranteed by Plantasjen ASA.

  DESCRIPTION OF LEASE

     The facilities are leased to Plantasjen under two triple net leases. Plantasjen will pay maintenance, insurance, taxes and all other expenses associated with the operation of the facilities. The properties will be subject to two separate, but cross-defaulted leases with 20- and 25-year initial terms in

Finland and Sweden, respectively. Rent will increase annually by 100% of the increase in the respective Consumer Price Index ("CPI") for each country. Each lease contains two 10-year renewal options. Initial annual rent under the Finland lease is E1,080,404 ($1,462,651 based on the exchange rate as of the date of acquisition). Initial annual rent under the Sweden lease is SEK4,650,750 ($699,008 based on the exchange rate as of the date of acquisition).

  DESCRIPTION OF FINANCING

     We obtained a limited recourse mortgage loan of E10,027,094 ($13,574,680 based on the exchange rate as of the date of acquisition) in connection with the acquisition of the Finland property and a limited recourse mortgage loan of SEK42,280,400 ($6,354,744 based on the exchange rate as of the date of acquisition) in connection with the acquisition of the Sweden property. Interest on the Finland and Sweden mortgage loans is fixed at annual rates of 4.81% and 5.25%, respectively, with quarterly payments of principal and interest. Both loans have a 10-year term with principal amortizing 2% annually over the mortgage terms.

  DESCRIPTION OF PLANTASJEN

     Plantasjen is the leading garden superstore chain in the Nordic region, offering a wide range of garden tools, supplies, and accessories. Plantasjen has over 53 stores across Norway, Sweden, and Finland, and is the Nordic Region's largest retail garden supply chain in terms of revenue, store size, and number of stores. Plantasjen is a portfolio company of EQT Partners, the leading private equity group in Northern Europe founded in 1994 by Investor AB, Scandinavia's largest industrial holding group.

POHJOLA NON-LIFE INSURANCE COMPANY LTD.

  ACQUISITION

     On January 3, 2005, together with our affiliate, Corporate Property Associates 15 Incorporated ("CPA(R):15") and through a subsidiary, we entered into a transaction with Pohjola Non-Life Insurance Company Ltd to purchase land and a corporate office facility in Helsinki, Finland, and to lease the facility back to Pohjola. We purchased 40% of the interest in this facility, with the remainder purchased by CPA(R):15.

  PURCHASE TERMS

     The cost of the facility, including the acquisition fee payable to Carey Asset Management Corp., was E83,631,587 (approximately $113,287,348 based on the exchange rate as of the date of acquisition), an amount less than the appraised value of the facility. Our share of this purchase price was $45,314,939. We and CPA(R):15 paid at closing acquisition fees of $2,832,184 to Carey Asset Management Corp., of which our share is $1,132,873. Carey Asset Management Corp. is also expected to receive a deferred fee in the amount of $2,265,747, of which our share is $906,299, payable equally over each of the next four years, but only if we and CPA(R):15 satisfy the preferred return.

  DESCRIPTION OF LEASE

     The facility is leased to Pohjola under a triple net lease. Pohjola will pay maintenance, insurance, taxes and all other expenses associated with the operation of the facility. The lease has an initial term of approximately 10.5 years with a 5-year renewal option. The initial annual rent under the lease is E6,000,000 ($8,128,000 based on the exchange rate as of the date of acquisition, of which our share is $3,251,000), with annual rent increases based on the Finnish CPI.

  DESCRIPTION OF FINANCING

     We and CPA(R):15 have obtained a limited recourse mortgage financing in the amount of E62,500,000 ($84,662,500 based on the exchange rate as of the date of acquisition) for the facility at a fixed annual interest rate of 4.59% through February 2007 and then 4.57% thereafter, with stated principal payments increasing annually over the 10-year term of the loan.

  DESCRIPTION OF POHJOLA

     Established in 1891, Pohjola is among the largest Scandinavian insurance companies and financial institutions. Currently it operates two lines of business, non-life insurance and investment services. Pohjola is the second largest participant in the Finnish non-life market.

HMS HEALTHCARE, INC.

  ACQUISITION

     On January 3, 2005, through a subsidiary, we entered into a transaction with HMS Healthcare, Inc. to purchase an office facility in Southfield, Michigan, and lease 81.65% of the leasable space back to HMS's subsidiary Solomon Office Associates, L.L.C. We assumed two leases for the remaining 18.35% of the leasable space.

  PURCHASE TERMS

     The cost of the facility, including the acquisition fees payable to Carey Asset Management Corp., was $18,731,937, an amount less than the appraised value of the facility. We paid at closing acquisition fees of $559,162 to Carey Asset Management Corp. Carey Asset Management Corp. is also expected to receive a deferred fee in the amount of $372,775, payable equally over each of the next four years, but only if we satisfy the preferred return. The lease obligations of the tenants are guaranteed by HMS Healthcare, Inc., Sloans Lake Managed Care, Inc. and PPOM, L.L.C.

  DESCRIPTION OF LEASE

     The space leased to Solomon is leased under a triple net lease. Solomon will pay maintenance, insurance, taxes and all other expenses associated with the operation of the facility. The lease has an initial term of 20 years with two 10-year renewal options. The Solomon lease provides for initial annual rent of $1,228,354 with stated rent increases of 6.903% every third year. One of the assumed leases provides for initial annual rent of $318,465 and expires in December 2005 and the other lease provides for initial annual rent of $62,977 and expires in December 2010.

  DESCRIPTION OF FINANCING

     We will endeavor to obtain a limited recourse mortgage financing with respect to this facility, in the amount of approximately $11,000,000. The loan is expected to have a 10-year term, with monthly payments of principal and interest based on a 25-year amortization schedule and a fixed annual interest rate of approximately 5.75%.

  DESCRIPTION OF HMS HEALTHCARE, INC.

     KRG Capital Partners, along with AIG, GE Capital, Merrill Lynch and others, formed HMS in June of 2004 to acquire the stock of PPOM, L.L.C., a Michigan-based Preferred Provider Organization, or "PPO," and Sloans Lake Managed Care, Inc., a Colorado-based PPO. HMS is the largest non-risk bearing PPO network in its territories, facilitating the delivery of healthcare benefits to approximately 1.6 million people. HMS's offered services include the development and maintenance of healthcare provider networks, claims re-pricing, medical management and other ancillary services required to fully manage healthcare costs.

IDS GROUP, IDS MANUFACTURING LIMITED AND IDS LOGISTICS (THAILAND) LTD.

  ACQUISITION

     In January 2005, we entered into an agreement to purchase, through a subsidiary in which we own a 100% interest, a 49% interest in Borneo Agencies Limited, which owns two warehouse/manufacturing facilities located in Lamlukka and Bangpa-In, Thailand and entered into net lease agreements with LFD Manufactur-ing Limited and IDS Logistics (Thailand) Limited. The leases are guaranteed by the tenants' parent, IDS Group Limited.

  PURCHASE TERMS

     The total cost for the properties is expected to be 663,843,343 Thai Baht ("THB") ($16,005,263 based on the exchange rate as of September 30, 2004), including expected fees of $796,282 to be paid to Carey Asset Management Corp., of which $318,513 would be deferred and payable equally over the next four years, but only if we satisfy the preferred return. In connection with the purchase, we would be committed to funding an expansion, at the option of the lessee, at both properties. The amount applicable to the proposed expansions is THB146,272,500 for the Lamlukka property and THB86,680,000 for the Bangpa-In property. The transaction would be structured so that we would receive substantially 100% of the economic benefits of ownership of the property.

  DESCRIPTION OF THE LEASE

     The facilities are expected to be leased to the tenants under two absolute net and bond-type leases. As proposed, the leases will have terms of approximately 15 years with renewal periods of up to 15 years. The leases will require the tenants to pay maintenance, insurance, taxes and all other expenses associated with the operation of the facilities. The leases are expected to provide for initial annual rent of THB57,502,500. The leases are expected to provide for rent increases every third year based on the CPI of the respective country.

  DESCRIPTION OF FINANCING

     In connection with the proposed purchase, we expect to obtain a limited recourse mortgage loan of THB440,000,000. Interest on the mortgage loan is expected to be a fixed annual interest rate of approximately 7.15% with quarterly payments of principal and interest with stated principal payments increasing over the term of the loan. The mortgage loan is expected to have a 13.5-year term. In the event the expansion takes place, we have the ability to increase our borrowing under the loan facility by THB150,000,000 to partially fund the expansion, at substantially the same terms as the original borrowing.

  DESCRIPTION OF IDS GROUP, IDS MANUFACTURING LIMITED AND IDS LOGISTICS (THAILAND) LTD.

     IDS Group is a multinational marketing company, logistics provider and contract manufacturer. With three complimentary divisions, IDS Marketing, IDS Manufacturing and IDS Logistics, IDS is focused on serving brand owners of consumer and healthcare products who wish to penetrate the Greater China and Association of South East Asian Nations (ASEAN) region: Hong Kong, Taiwan, Thailand, Malaysia, Singapore, the Philippines, Indonesia and Brunei. IDS serves over 300 companies including many of the world's largest brand owners and retailers, such as Carrefour, Gillette, Glaxo-Smith Kline, Johnson & Johnson, L'Oreal, Nike, Roche and Unilever.

     IDS Manufacturing Limited is the manufacturing operation for the IDS Group in Thailand. IDS Logistics (Thailand) Limited is the logistics operation for the IDS Group in Thailand.

BLUELINX HOLDINGS, INC.

  INVESTMENT

     On December 22, 2004, we acquired a $20,000,000 interest in a limited recourse mortgage collateralized by the distribution facilities of Atlanta, Georgia-based BlueLinx Holdings Inc., a distributor of building products in the United States. The cost of the interest acquired was $20,300,000, inclusive of fees of $300,000 paid to Carey Asset Management Corp. The $20,000,000 million participation "C" interest represents the junior position in a $165,000,000 five-year floating rate first mortgage loan against BlueLinx's real estate portfolio, which consists of 61 distribution centers located throughout 36 states.

     The loan has a 3-year term with two 1-year extensions. The loan bears interest at an annual variable rate equal to the one-month London Interbank Offered Rate (with a 2% floor) plus 4.5%.

  DESCRIPTION OF BLUELINX HOLDINGS, INC.

     BlueLinx Holdings Inc., operating through its wholly owned subsidiary BlueLinx Corporation, is one of the largest distributors of building products in the United States. Operating in all of the major metropolitan areas in the United States, BlueLinx distributes over 10,000 products to more than 11,700 customers through its network of 63 warehouses and third-party operated warehouses. BlueLinx trades on the New York Stock Exchange under the symbol "BXC."

CLEAN EARTH KENTUCKY, LLC

  ACQUISITION

     On January 14, 2005, we completed the purchase of land and building located in Cynthiana, Kentucky and entered into a net lease agreement with Clean Earth Kentucky, LLC. The facility is a combined corporate headquarters and manufacturing facility.

  PURCHASE TERMS

     The cost of the facility, including the acquisition fee payable to Carey Asset Management Corp., was $7,366,492, an amount less than the appraised value of the facility. We paid at closing acquisition fees of $219,895 to Carey Asset Management Corp. Carey Asset Management Corp. is also expected to receive a deferred fee in the total amount of approximately $146,597, payable equally over each of the next four years, but only if we satisfy the preferred return.

  DESCRIPTION OF THE LEASE

     The facility is leased to Clean Earth under a triple net lease. Clean Earth will pay maintenance, insurance, taxes and all other expenses associated with the operation and maintenance of the facility. The initial term of the lease is 20 years, followed by two 10-year renewal terms at the option of Clean Earth. The initial aggregate annual rent for the first year under the lease is $710,500 with annual rent increases based on the CPI.

  DESCRIPTION OF FINANCING

     We obtained a limited recourse mortgage loan of $4,550,000 with a fixed annual interest rate of 6.08% to finance a portion of the purchase price. We will make monthly principal and interest payments during the loan's 20-year term.

  DESCRIPTION OF CLEAN EARTH KENTUCKY, LLC

     Clean Earth is a leading national manufacturer of environmental clean-up and refuse trucks. Clean Earth manufactures three main product lines including sewer machines, street sweepers, and refuse trucks. Clean Earth primarily sells its trucks through a network of over 70 dealers covering all 50 states and Canada, although it does service some national accounts directly. The dealer network diversifies Clean Earth's customer base and allows it to target smaller accounts not adequately served by its larger competitors.

PRECISE TECHNOLOGY, INC.

  ACQUISITION

     On January 18, 2005, through a wholly-owned subsidiary, we acquired from Precise Technology, Inc., a Delaware corporation, and leased to Precise a facility located in Buffalo Grove, Illinois consisting of land and a two-story office/manufacturing building.

  PURCHASE TERMS

     The cost of the facility, including the acquisition fee payable to Carey Asset Management Corp., was $16,469,372, an amount less than the appraised value of the facility. We paid at closing acquisition fees of

$491,623 to Carey Asset Management Corp. Carey Asset Management Corp. is also expected to receive a deferred fee in the total amount of $327,749, payable equally over each of the next four years, but only if we satisfy the preferred return.

  DESCRIPTION OF LEASE

     The facility is leased to Precise under a triple net lease. Precise will pay maintenance, insurance, taxes and all other expenses associated with the operation and maintenance of the facility. The initial term of the lease is 20 years, followed by two 10-year renewal terms at the option of Precise. The initial aggregate annual rent for the first year under the lease is $1,447,625, with rent increases every second year based on the CPI. Precise Technology Group, Inc., Precise's parent, and four of its subsidiaries will guarantee the performance of the lease.

  DESCRIPTION OF FINANCING

     We will endeavor to obtain a limited recourse mortgage financing with respect to this facility, in the amount of approximately $10,000,000. The loan is expected to be at a fixed annual interest rate of 5.65% with monthly payments of principal and interest based on a 20-year amortization schedule. The loan is expected to have a 20-year maturity.

  DESCRIPTION OF PRECISE TECHNOLOGY, INC.

     Precise is a leading manufacturer of injection molded precision plastic products. Precise's three primary markets are personal care, healthcare and food & beverage. Precise has formed close relationships with its top blue-chip customers by providing full service options that include mold making, injection molding and assembly. Precise works with clients such as Procter & Gamble, The Gillette Company and Colgate-Palmolive to continuously improve their manufacturing process and increase product quality while lowering costs. Precise provides its customers with comprehensive custom manufacturing services, including product design and prototype development, mold design and manufacturing, close tolerance injection molding and value-added finishing services such as packaging, assembly and decoration. Precise differentiates itself primarily by providing total project management, which involves managing a product from conception and design to manufacture and assembly and other value-added services, including mold repair and maintenance, decoration, assembly and packaging.

                                  THE OFFERING
                                   (PAGE 121)

     Through January 19, 2005 we have sold 55,124,777 shares under our initial offering and 517,401 shares through our reinvestment plan.

                        PRO FORMA FINANCIAL INFORMATION
                                   (PAGE F-2)


Index to Pro Forma Financial Information
Corporate Property Associates 16 -- Global Incorporated:
Pro Forma Financial Information (Unaudited)
Pro Forma Condensed Consolidated Balance Sheet at September
  30, 2004 (Unaudited)......................................              S-9
Pro Forma Condensed Consolidated Statement of Operations,
  for the period from inception (June 5, 2003) to December
  31, 2003 (Unaudited)......................................             S-10
Pro Forma Condensed Consolidated Statement of Operations,
  for the nine-month period ended September 30, 2004
  (Unaudited)...............................................             S-11
Pro Forma Condensed Consolidated Statement of Taxable Income
  and After Tax Cash Flow, for the twelve-month period ended
  September 30, 2004 (Unaudited)............................             S-12
Notes to Pro Forma Condensed Consolidated Financial
  Statements................................................             S-13

            CORPORATE PROPERTY ASSOCIATES 16 -- GLOBAL INCORPORATED

     The pro forma consolidated financial statements of Corporate Property Associates 16 -- Global Incorporated (the "Company"), which are unaudited, have been prepared based on the historical financial statements of the Company. The pro forma consolidated balance sheet of the Company at September 30, 2004 has been prepared as if (i) three proposed purchases of properties and related mortgage loans, which are probable of being completed, had been completed as of September 30, 2004; (ii) five purchases of properties completed in December 2004 and January 2005 had been completed as of September 30, 2004; (iii) three mortgage loans which were obtained in October and December 2004 had been completed as of September 30, 2004; (iv) two proposed mortgage financings, which are probable of being completed, had been completed as of September 30, 2004,
(v) a purchase of a participation in a mortgage note receivable collateralized by properties of one mortgagor in December 2004 had been completed as of September 30, 2004; and (vi) capital raised subsequent to the balance sheet date had been raised as of September 30, 2004. The pro forma statements of operations for the period from inception (June 5, 2003) to December 31, 2003 and for the nine-month period ended September 30, 2004, have been prepared as if the acquisitions and related mortgage financing had occurred on June 5, 2003, the Company's date of inception. In addition, adjustments have been recorded to reflect the Company's asset management and performance fee expense and interest expense on the subordinated fees payable. In management's opinion, all adjustments necessary to reflect the effects of the proposed acquisitions and related mortgage financings have been made. The pro forma financial information should be read in conjunction with the historical financial statements of the Company.

     The unaudited pro forma balance sheet and statements of operations are not necessarily indicative of the financial condition or results of operations had the acquisitions occurred on June 5, 2003, nor are they necessarily indicative of the financial position or results of operations of future periods.

            CORPORATE PROPERTY ASSOCIATES 16 -- GLOBAL INCORPORATED

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 2004
                                  (UNAUDITED)

                                                                                         PRO FORMA ADJUSTMENTS
                                                                      -----------------------------------------------------------

                                                        HISTORICAL    CASTLEROCK (D)   PLYGEM (H)    PLANTASJEN (J)     HMS (K)
                                                       ------------   --------------   -----------   --------------   -----------
 ASSETS:

Land and buildings, net of accumulated
 depreciation........................................  $ 58,789,824     $       --     $       --     $        --     $15,920,698

Net investment in direct financing lease.............    63,402,283             --             --      28,097,683              --

Real estate under construction.......................     9,831,390             --             --              --              --

Other and intangible assets, net.....................     9,883,055             --             --              --       2,811,239

Mortgage notes receivable............................            --             --             --              --              --

Equity investments...................................    65,162,739             --             --              --              --

Cash.................................................   211,055,814      9,300,000     20,997,300      (9,419,753)     (7,359,162)

Deferred offering costs..............................     2,810,687             --             --              --              --

Escrow and restricted assets.........................     2,412,944             --             --              --              --
                                                       ------------     ----------     -----------    -----------     -----------

 Total assets........................................  $423,348,736     $9,300,000     $20,997,300    $18,677,930     $11,372,775
                                                       ============     ==========     ===========    ===========     ===========


 LIABILITIES AND SHAREHOLDERS' EQUITY:

Liabilities:

Mortgage notes payable...............................  $ 46,052,915     $9,300,000     $20,997,300    $18,118,772     $11,000,000

Accrued interest.....................................       402,548             --             --              --              --

Prepaid rental income and security deposits..........     3,200,087             --             --              --              --

Due to affiliates....................................     3,617,337             --             --              --              --

Dividends payable....................................     3,805,800             --             --              --              --

Accounts payable and accrued expenses................     3,664,980             --             --              --              --

Deferred acquisition fee payable to affiliate........     6,748,191             --             --         559,158         372,775
                                                       ------------     ----------     -----------    -----------     -----------

 Total liabilities...................................    67,491,858      9,300,000     20,997,300      18,677,930      11,372,775
                                                       ------------     ----------     -----------    -----------     -----------

Commitments and contingencies

Shareholders' equity:

Common stock.........................................        39,733             --             --              --              --

Additional paid-in capital...........................   359,017,419             --             --              --              --

Accumulated other comprehensive income...............       529,214             --             --              --              --

Dividends in excess of accumulated earnings..........    (3,729,488)            --             --              --              --
                                                       ------------     ----------     -----------    -----------     -----------

 Total shareholders' equity..........................   355,856,878             --             --              --              --
                                                       ------------     ----------     -----------    -----------     -----------

 Total liabilities, minority interest and
  shareholders' equity...............................  $423,348,736     $9,300,000     $20,997,300    $18,677,930     $11,372,775
                                                       ============     ==========     ===========    ===========     ===========

                                                                                 PRO FORMA ADJUSTMENTS
                                                       -------------------------------------------------------------------------
                                                           BLUE                                                      COMPLETED
                                                         LINX (L)     POHJOLA (M)   CLEAN EARTH (Q)   PRECISE (R)   TRANSACTIONS
                                                       ------------   -----------   ---------------   -----------   ------------
 ASSETS:
Land and buildings, net of accumulated
 depreciation........................................  $         --   $       --      $ 6,260,882     $13,997,140   $ 36,178,720
Net investment in direct financing lease.............            --           --               --             --      28,097,683
Real estate under construction.......................            --           --               --             --              --
Other and intangible assets, net.....................        49,855           --        1,105,610      2,472,232       6,438,936
Mortgage notes receivable............................    20,300,000           --               --             --      20,300,000
Equity investments...................................            --   10,422,944               --             --      10,422,944
Cash.................................................   (20,349,855)  (9,597,935)      (2,669,895)    (6,141,623)    (25,240,923)
Deferred offering costs..............................            --           --               --             --              --
Escrow and restricted assets.........................            --           --               --             --              --
                                                       ------------   -----------     -----------     -----------   ------------
 Total assets........................................  $         --   $  825,009      $ 4,696,597     $10,327,749   $ 76,197,360
                                                       ============   ===========     ===========     ===========   ============

 LIABILITIES AND SHAREHOLDERS' EQUITY:
Liabilities:
Mortgage notes payable...............................  $         --   $       --      $ 4,550,000     $10,000,000   $ 73,966,072
Accrued interest.....................................            --           --               --             --              --
Prepaid rental income and security deposits..........            --           --               --             --              --
Due to affiliates....................................            --           --               --             --              --
Dividends payable....................................            --           --               --             --              --
Accounts payable and accrued expenses................            --           --               --             --              --
Deferred acquisition fee payable to affiliate........            --      825,009          146,597        327,749       2,231,288
                                                       ------------   -----------     -----------     -----------   ------------
 Total liabilities...................................            --      825,009        4,696,597     10,327,749      76,197,360
                                                       ------------   -----------     -----------     -----------   ------------
Commitments and contingencies
Shareholders' equity:
Common stock.........................................            --           --               --             --              --
Additional paid-in capital...........................            --           --               --             --              --
Accumulated other comprehensive income...............            --           --               --             --              --
Dividends in excess of accumulated earnings..........            --           --               --             --              --
                                                       ------------   -----------     -----------     -----------   ------------
 Total shareholders' equity..........................            --           --               --             --              --
                                                       ------------   -----------     -----------     -----------   ------------
 Total liabilities, minority interest and
  shareholders' equity...............................  $         --   $  825,009      $ 4,696,597     $10,327,749   $ 76,197,360
                                                       ============   ===========     ===========     ===========   ============

                                                                  PRO FORMA ADJUSTMENTS
                                                       -------------------------------------------
                                                                                           IDS         PROPOSED
                                                       POLYPIPE (N)   KARTOGROUP (O)    GROUP (P)    TRANSACTIONS    OTHER (S)
                                                       ------------   --------------   -----------   ------------   ------------
 ASSETS:
Land and buildings, net of accumulated
 depreciation........................................  $ 7,360,770     $15,295,160     $13,591,499   $ 36,247,429   $         --
Net investment in direct financing lease.............           --              --              --             --             --
Real estate under construction.......................           --              --              --             --             --
Other and intangible assets, net.....................    1,300,172       2,701,114       2,413,764      6,415,050             --
Mortgage notes receivable............................           --              --              --             --             --
Equity investments...................................           --              --              --             --             --
Cash.................................................   (3,488,585)     (4,811,741)     (5,078,350)   (13,378,676)   140,467,120
Deferred offering costs..............................           --              --              --             --             --
Escrow and restricted assets.........................           --              --              --             --             --
                                                       -----------     -----------     -----------   ------------   ------------
 Total assets........................................  $ 5,172,357     $13,184,533     $10,926,913   $ 29,283,803   $140,467,120
                                                       ===========     ===========     ===========   ============   ============

 LIABILITIES AND SHAREHOLDERS' EQUITY:
Liabilities:
Mortgage notes payable...............................  $ 5,000,000     $12,826,398     $10,608,400   $ 28,434,798   $         --
Accrued interest.....................................           --              --              --             --             --
Prepaid rental income and security deposits..........           --              --              --             --             --
Due to affiliates....................................           --              --              --             --             --
Dividends payable....................................           --              --              --             --             --
Accounts payable and accrued expenses................           --              --              --             --             --
Deferred acquisition fee payable to affiliate........      172,357         358,135         318,513        849,005             --
                                                       -----------     -----------     -----------   ------------   ------------
 Total liabilities...................................    5,172,357      13,184,533      10,926,913     29,283,803             --
                                                       -----------     -----------     -----------   ------------   ------------
Commitments and contingencies
Shareholders' equity:
Common stock.........................................           --              --              --             --         15,492
Additional paid-in capital...........................           --              --              --             --    140,451,628
Accumulated other comprehensive income...............           --              --              --             --             --
Dividends in excess of accumulated earnings..........           --              --              --             --             --
                                                       -----------     -----------     -----------   ------------   ------------
 Total shareholders' equity..........................           --              --              --             --    140,467,120
                                                       -----------     -----------     -----------   ------------   ------------
 Total liabilities, minority interest and
  shareholders' equity...............................  $ 5,172,357     $13,184,533     $10,926,913   $ 29,283,803   $140,467,120
                                                       ===========     ===========     ===========   ============   ============


                                                        PRO FORMA
                                                       ------------
 ASSETS:
Land and buildings, net of accumulated
 depreciation........................................  $131,215,973
Net investment in direct financing lease.............    91,499,966
Real estate under construction.......................     9,831,390
Other and intangible assets, net.....................    22,737,041
Mortgage notes receivable............................    20,300,000
Equity investments...................................    75,585,683
Cash.................................................   312,903,335
Deferred offering costs..............................     2,810,687
Escrow and restricted assets.........................     2,412,944
                                                       ------------
 Total assets........................................  $669,297,019
                                                       ============

 LIABILITIES AND SHAREHOLDERS' EQUITY:
Liabilities:
Mortgage notes payable...............................  $148,453,785
Accrued interest.....................................       402,548
Prepaid rental income and security deposits..........     3,200,087
Due to affiliates....................................     3,617,337
Dividends payable....................................     3,805,800
Accounts payable and accrued expenses................     3,664,980
Deferred acquisition fee payable to affiliate........     9,828,484
                                                       ------------
 Total liabilities...................................   172,973,021
                                                       ------------
Commitments and contingencies
Shareholders' equity:
Common stock.........................................        55,225
Additional paid-in capital...........................   499,469,047
Accumulated other comprehensive income...............       529,214
Dividends in excess of accumulated earnings..........    (3,729,488)
                                                       ------------
 Total shareholders' equity..........................   496,323,998
                                                       ------------
 Total liabilities, minority interest and
  shareholders' equity...............................  $669,297,019
                                                       ============

     The accompanying notes are an integral part of the pro forma condensed consolidated financial statements

            CORPORATE PROPERTY ASSOCIATES 16 -- GLOBAL INCORPORATED

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
       FOR THE PERIOD FROM INCEPTION (JUNE 5, 2003) TO DECEMBER 31, 2003
                                  (UNAUDITED)

                                                                   PRO FORMA ADJUSTMENTS
                                    ------------------------------------------------------------------------------------
                                                                              CASTLE ROCK
                       HISTORICAL   ACTUANT (A)   U-HAUL (B)   POLESTAR (C)       (D)        FOSS (E)    TIETOENATOR (F)
                       ----------   -----------   ----------   ------------   -----------   ----------   ---------------
Revenue:

Rental income........   $     --     $     --     $       --    $       --     $ 763,836    $1,839,082      $     --

Interest income from
 direct financing
 leases..............         --           --             --     1,373,112            --            --            --

Interest income from
 mortgage
 receivable..........         --           --             --            --            --            --            --
                        --------     --------     ----------    ----------     ---------    ----------      --------

                              --           --             --     1,373,112       763,836     1,839,082            --
                        --------     --------     ----------    ----------     ---------    ----------      --------

Expenses:

Depreciation and
 amortization of
 intangibles.........         --           --             --            --       167,121       351,385            --

General and
 administrative......     41,660           --             --            --                                        --

Property expense.....         --           --             --            --            --            --            --
                        --------     --------     ----------    ----------     ---------    ----------      --------

                          41,660           --             --            --       167,121       351,385            --
                        --------     --------     ----------    ----------     ---------    ----------      --------

 (Loss) income before
  equity income and
  interest expense...    (41,660)          --             --     1,373,112       596,715     1,487,697            --

Income from equity
 investments.........          9     $175,100     $1,664,326            --            --            --       123,774

Interest expense.....         --           --             --      (648,359)     (296,772)     (647,508)           --
                        --------     --------     ----------    ----------     ---------    ----------      --------

  Net (loss) income..   $(41,651)    $175,100     $1,664,326    $  724,753     $ 299,943    $  840,189      $123,774
                        ========     ========     ==========    ==========     =========    ==========      ========

Pro forma weighted
 average shares
 outstanding(T)......     20,000

Pro forma (loss)
 earnings per
 share -- basic and
 diluted.............   $  (2.08)
                        ========

                                                                  PRO FORMA ADJUSTMENTS
                       -----------------------------------------------------------------------------------------------------------
                                       PLY                                                   BLUE LINX                 CLEAN EARTH
                       THALES (G)    GEM (H)     XPEDITE (I)   PLANTASJEN (J)    HMS (K)        (L)      POHJOLA (M)       (Q)
                       ----------   ----------   -----------   --------------   ----------   ---------   -----------   -----------
Revenue:
Rental income........   $     --    $  116,704    $ 916,386      $      --      $1,081,403   $     --     $     --      $ 408,781
Interest income from
 direct financing
 leases..............         --     1,823,399           --        902,871              --         --           --             --
Interest income from
 mortgage
 receivable..........         --            --           --             --              --    688,767           --             --
                        --------    ----------    ---------      ---------      ----------   --------     --------      ---------
                              --     1,940,103      916,386        902,871       1,081,403    688,767           --        408,781
                        --------    ----------    ---------      ---------      ----------   --------     --------      ---------
Expenses:
Depreciation and
 amortization of
 intangibles.........         --            --      253,769             --         271,218         --           --        105,627
General and
 administrative......         --            --           --             --              --         --           --             --
Property expense.....         --            --           --             --              --         --           --             --
                        --------    ----------    ---------      ---------      ----------   --------     --------      ---------
                              --            --      253,769             --         271,218         --           --        105,627
                        --------    ----------    ---------      ---------      ----------   --------     --------      ---------
 (Loss) income before
  equity income and
  interest expense...         --     1,940,103      662,617        902,871         810,185    688,767           --        303,154
Income from equity
 investments.........    482,163            --           --             --              --         --      199,946             --
Interest expense.....         --      (735,595)    (346,401)      (441,044)       (360,855)        --           --       (159,446)
                        --------    ----------    ---------      ---------      ----------   --------     --------      ---------
  Net (loss) income..   $482,163    $1,204,508    $ 316,216      $ 461,827      $  449,330   $688,767     $199,946      $ 143,708
                        ========    ==========    =========      =========      ==========   ========     ========      =========
Pro forma weighted
 average shares
 outstanding(T)......
Pro forma (loss)
 earnings per
 share -- basic and
 diluted.............

                                                              PRO FORMA ADJUSTMENTS
                       ---------------------------------------------------------------------------------------------------
                                      COMPLETED                                     IDS GROUP     PROPOSED
                       PRECISE (R)   TRANSACTIONS   POLYPIPE (N)   KARTOGROUP (O)      (P)      TRANSACTIONS    OTHER (S)
                       -----------   ------------   ------------   --------------   ---------   ------------   -----------
Revenue:
Rental income........   $ 832,880    $ 5,959,072     $ 452,564       $1,067,776     $ 814,850   $ 2,335,190    $        --
Interest income from
 direct financing
 leases..............          --      4,099,382            --               --            --            --             --
Interest income from
 mortgage
 receivable..........          --        688,767            --               --            --            --             --
                        ---------    -----------     ---------       ----------     ---------   -----------    -----------
                          832,880     10,747,221       452,564        1,067,776       814,850     2,335,190             --
                        ---------    -----------     ---------       ----------     ---------   -----------    -----------
Expenses:
Depreciation and
 amortization of
 intangibles.........     230,101      1,379,221       119,998          252,243       156,686       528,927             --
General and
 administrative......          --             --            --               --            --            --             --
Property expense.....          --             --            --               --            --            --      2,767,834
                        ---------    -----------     ---------       ----------     ---------   -----------    -----------
                          230,101      1,379,221       119,998          252,243       156,686       528,927      2,767,834
                        ---------    -----------     ---------       ----------     ---------   -----------    -----------
 (Loss) income before
  equity income and
  interest expense...     602,779      9,368,000       332,566          815,533       658,164     1,806,263     (2,767,834)
Income from equity
 investments.........          --      2,645,309            --               --            --            --             --
Interest expense.....    (320,972)    (3,956,952)     (184,851)        (378,711)     (444,556)   (1,008,118)      (282,737)
                        ---------    -----------     ---------       ----------     ---------   -----------    -----------
  Net (loss) income..   $ 281,807    $ 8,056,357     $ 147,715       $  436,822     $ 213,608   $   798,145    $(3,050,571)
                        =========    ===========     =========       ==========     =========   ===========    ===========
Pro forma weighted
 average shares
 outstanding(T)......
Pro forma (loss)
 earnings per
 share -- basic and
 diluted.............


                        PRO FORMA
                       -----------
Revenue:
Rental income........  $ 8,294,262
Interest income from
 direct financing
 leases..............    4,099,382
Interest income from
 mortgage
 receivable..........      688,767
                       -----------
                        13,082,411
                       -----------
Expenses:
Depreciation and
 amortization of
 intangibles.........    1,908,148
General and
 administrative......       41,660
Property expense.....    2,767,834
                       -----------
                         4,717,642
                       -----------
 (Loss) income before
  equity income and
  interest expense...    8,364,769
Income from equity
 investments.........    2,645,318
Interest expense.....   (5,247,807)
                       -----------
  Net (loss) income..  $ 5,762,280
                       ===========
Pro forma weighted
 average shares
 outstanding(T)......   51,400,099
Pro forma (loss)
 earnings per
 share -- basic and
 diluted.............  $      0.11
                       ===========

     The accompanying notes are an integral part of the pro forma condensed consolidated financial statements

            CORPORATE PROPERTY ASSOCIATES 16 -- GLOBAL INCORPORATED

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
               FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2004
                                  (UNAUDITED)

                                                                   PRO FORMA ADJUSTMENTS
                                    ------------------------------------------------------------------------------------
                                                                              CASTLE ROCK
                       HISTORICAL   ACTUANT (A)   U-HAUL (B)   POLESTAR (C)       (D)        FOSS (E)    TIETOENATOR (F)
                       ----------   -----------   ----------   ------------   -----------   ----------   ---------------
Revenue:

Rental income........  $1,320,086    $     --     $       --    $       --     $ 563,391    $1,598,330      $     --

Interest income from
 direct financing
 lease...............   1,285,760          --             --     1,003,295            --            --            --

Interest income from
 mortgage
 receivable..........          --          --             --            --            --            --            --

Other operating
 income..............       1,600          --             --            --            --            --            --
                       ----------    --------     ----------    ----------     ---------    ----------      --------

                        2,607,446          --             --    $1,003,295       563,391     1,598,330            --
                       ----------    --------     ----------    ----------     ---------    ----------      --------

Expenses:

Depreciation and
 amortization of
 intangibles.........     225,274          --             --            --       138,196       330,817            --

General and
 administrative......     584,692          --             --            --            --            --            --

Property expense.....     857,711          --             --            --            --            --            --
                       ----------    --------     ----------    ----------     ---------    ----------      --------

                        1,667,677          --             --            --       138,196       330,817            --
                       ----------    --------     ----------    ----------     ---------    ----------      --------

 Income (loss) before
  equity income, loss
  on foreign currency
  transactions, other
  interest income and
  interest expense...     939,769          --             --     1,003,295       425,195     1,267,513            --

Income from equity
 investments.........   1,394,477     148,414      1,066,684            --            --            --       104,508

Loss on foreign
 currency
 transactions........    (196,769)         --             --            --            --            --            --

Other interest
 income..............   1,020,095          --             --            --            --            --            --

Interest expense.....    (927,434)         --             --      (406,674)     (380,926)     (545,967)           --
                       ----------    --------     ----------    ----------     ---------    ----------      --------

  Net income.........  $2,230,138    $148,414     $1,066,684    $  596,621     $  44,269    $  721,546      $104,508
                       ==========    ========     ==========    ==========     =========    ==========      ========

Pro forma weighted
 average shares
 outstanding(T)......  17,287,184

Pro forma earnings
 per share -- basic
 and diluted.........  $     0.13
                       ==========

                                                                  PRO FORMA ADJUSTMENTS
                       -----------------------------------------------------------------------------------------------------------
                                       PLY                                                   BLUE LINX                 CLEAN EARTH
                       THALES (G)    GEM (H)     XPEDITE (I)   PLANTASJEN (J)    HMS (K)        (L)      POHJOLA (M)       (Q)
                       ----------   ----------   -----------   --------------   ----------   ---------   -----------   -----------
Revenue:
Rental income........   $     --    $  134,673   $1,125,510      $       --     $1,409,687   $     --     $     --      $ 532,875
Interest income from
 direct financing
 lease...............         --     2,074,413           --       1,229,034             --         --           --             --
Interest income from
 mortgage
 receivable..........         --            --           --              --             --    897,857           --             --
Other operating
 income..............         --            --           --              --             --         --           --             --
                        --------    ----------   ----------      ----------     ----------   --------     --------      ---------
                              --     2,209,086    1,125,510       1,229,034      1,409,687    897,857           --        532,875
                        --------    ----------   ----------      ----------     ----------   --------     --------      ---------
Expenses:
Depreciation and
 amortization of
 intangibles.........         --            --      312,428              --        353,552         --           --        137,692
General and
 administrative......         --            --           --              --             --         --           --             --
Property expense.....         --            --           --              --             --         --           --             --
                        --------    ----------   ----------      ----------     ----------   --------     --------      ---------
                              --            --      312,428              --        353,552         --           --        137,692
                        --------    ----------   ----------      ----------     ----------   --------     --------      ---------
 Income (loss) before
  equity income, loss
  on foreign currency
  transactions, other
  interest income and
  interest expense...         --     2,209,086      813,082       1,229,034      1,056,135    897,857           --        395,183
Income from equity
 investments.........    539,266            --           --              --             --         --      289,199             --
Loss on foreign
 currency
 transactions........         --            --           --              --             --         --           --             --
Other interest
 income..............         --            --           --              --             --                      --             --
Interest expense.....         --      (948,110)    (425,002)       (649,622)      (466,349)        --           --       (202,464)
                        --------    ----------   ----------      ----------     ----------   --------     --------      ---------
  Net income.........   $539,266    $1,260,976   $  388,080      $  579,412     $  589,786   $897,857     $289,199      $ 192,719
                        ========    ==========   ==========      ==========     ==========   ========     ========      =========
Pro forma weighted
 average shares
 outstanding(T)......
Pro forma earnings
 per share -- basic
 and diluted.........

                                                              PRO FORMA ADJUSTMENTS
                       ----------------------------------------------------------------------------------------------------
                                      COMPLETED                                     IDS GROUP      PROPOSED
                       PRECISE (R)   TRANSACTIONS   POLYPIPE (N)   KARTOGROUP (O)      (P)       TRANSACTIONS    OTHER (S)
                       -----------   ------------   ------------   --------------   ----------   ------------   -----------
Revenue:
Rental income........  $1,085,719    $ 6,450,185     $ 589,950       $1,471,450     $1,073,428   $ 3,134,828    $        --
Interest income from
 direct financing
 lease...............          --      4,306,742            --               --             --            --             --
Interest income from
 mortgage
 receivable..........          --        897,857            --               --             --            --             --
Other operating
 income..............          --             --            --               --             --            --             --
                       ----------    -----------     ---------       ----------     ----------   -----------    -----------
                        1,085,719     11,654,784       589,950       $1,471,450      1,073,428   $ 3,134,828             --
                       ----------    -----------     ---------       ----------     ----------   -----------    -----------
Expenses:
Depreciation and
 amortization of
 intangibles.........     299,954      1,572,639       156,426          347,605        206,407       710,438             --
General and
 administrative......          --             --            --               --             --            --             --
Property expense.....          --             --            --               --             --            --      2,755,458
                       ----------    -----------     ---------       ----------     ----------   -----------    -----------
                          299,954      1,572,639       156,426          347,605        206,407       710,438      2,755,458
                       ----------    -----------     ---------       ----------     ----------   -----------    -----------
 Income (loss) before
  equity income, loss
  on foreign currency
  transactions, other
  interest income and
  interest expense...     785,765     10,082,145       433,524        1,123,845        867,021     2,424,390     (2,755,458)
Income from equity
 investments.........          --      2,148,071            --               --             --            --             --
Loss on foreign
 currency
 transactions........          --             --            --               --             --            --             --
Other interest
 income..............          --             --            --               --             --            --     (1,020,095)
Interest expense.....    (407,889)    (4,433,003)     (238,123)        (516,819)      (581,774)   (1,336,716)      (282,569)
                       ----------    -----------     ---------       ----------     ----------   -----------    -----------
  Net income.........  $  377,876    $ 7,797,213     $ 195,401       $  607,026     $  285,247   $ 1,087,674    $(4,058,122)
                       ==========    ===========     =========       ==========     ==========   ===========    ===========
Pro forma weighted
 average shares
 outstanding(T)......
Pro forma earnings
 per share -- basic
 and diluted.........


                        PRO FORMA
                       -----------
Revenue:
Rental income........  $10,905,099
Interest income from
 direct financing
 lease...............    5,592,502
Interest income from
 mortgage
 receivable..........      897,857
Other operating
 income..............        1,600
                       -----------
                        17,397,058
                       -----------
Expenses:
Depreciation and
 amortization of
 intangibles.........    2,508,351
General and
 administrative......      584,692
Property expense.....    3,613,169
                       -----------
                         6,706,212
                       -----------
 Income (loss) before
  equity income, loss
  on foreign currency
  transactions, other
  interest income and
  interest expense...   10,690,846
Income from equity
 investments.........    3,542,548
Loss on foreign
 currency
 transactions........     (196,769)
Other interest
 income..............           --
Interest expense.....   (6,979,722)
                       -----------
  Net income.........  $ 7,056,903
                       ===========
Pro forma weighted
 average shares
 outstanding(T)......   51,400,099
Pro forma earnings
 per share -- basic
 and diluted.........  $      0.14
                       ===========

     The accompanying notes are an integral part of the pro forma condensed consolidated financial statements

            CORPORATE PROPERTY ASSOCIATES 16 -- GLOBAL INCORPORATED

        PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF TAXABLE INCOME AND
                              AFTER-TAX CASH FLOW
              FOR THE TWELVE-MONTH PERIOD ENDED SEPTEMBER 30, 2004
                                  (UNAUDITED)

Consolidated pro forma net income for the twelve-month
  period ended September 30, 2004...........................  $ 9,581,330
Adjustment to interest income on direct financing lease and
  straight line rental income for tax purposes (U)..........     (751,256)
Depreciation adjustment for tax purposes (V)................   (1,642,929)
Adjustment to equity income for tax purposes (W)............    1,879,295
                                                              -----------
     Pro forma taxable income...............................    9,066,440
Add: Taxable depreciation (X)...............................    5,193,706
  Distributions from equity investments in excess of tax
     earnings (Y)...........................................    2,531,560
  Company's share of principal paid on mortgage loans (Z)...   (2,970,221)
                                                              -----------
     Pro forma after-tax cash flow..........................  $13,821,485
                                                              ===========

     The accompanying notes are an integral part of the pro forma condensed consolidated financial statements

            CORPORATE PROPERTY ASSOCIATES 16 -- GLOBAL INCORPORATED

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  BASIS OF PRESENTATION

     The pro forma condensed consolidated balance sheet of Corporate Property Associates 16 - Global Incorporated (the "Company") as of September 30, 2004 was derived from the historical unaudited condensed consolidated balance sheet as of September 30, 2004, included herein. The pro forma condensed consolidated statement of operations for the nine-month period ended September 30, 2004 was prepared based on the historical unaudited condensed consolidated statement of operations for the nine-month period ended September 30, 2004, included herein. The pro forma condensed consolidated statement of operations for the period from inception (June 5, 2003) to December 31, 2003 was prepared based on the audited consolidated statement of operations for the period from inception (June 5, 2003) to December 31, 2003. The pro forma adjustments are described in Note 2. Pro forma adjustments for the statement of operations for the period from inception (June 5, 2003) to December 31, 2003 represent a period of 210 days.

NOTE 2.  PRO FORMA ADJUSTMENTS

A. In December 2003, the Company and an affiliate, Corporate Property Associates 15 Incorporated ("CPA(R):15") formed a limited partnership and purchased land and building in Kahl am Main, Germany and entered into a net lease with Actuant Corporation ("Actuant"). In May 2004, the Company exercised an option which increased its interest to 50% from 0.01%. In May 2004, the limited partnership obtained limited recourse mortgage financing on the Actuant property. The pro forma financial statements have been presented as though the Company purchased its 50% interest and obtained the E9,300,000 mortgage loan as of June 5, 2003. The limited partnership has been structured so that capital was contributed in an amount equal to the ownership interests and profits and losses and distributions are pro rata to ownership interests. The Company is accounting for its interests under the equity method of accounting. For pro forma purposes, revenue and expenses to determine pro forma equity income have been translated using the average exchange rates for the period from inception (June 5, 2003) to December 31, 2003 and the nine-month period ended September 30, 2004 of $1.1597 and of $1.22596, respectively.

   The total cost of the Actuant property is E13,724,681 ($16,578,042 based on the exchange rate as of the date of acquisition of $1.2079), inclusive of fees of E612,565 of which E272,251 is deferred and payable in accordance with the Advisory Agreements of the Company and CPA(R)15. The land portion of the lease has been accounted for separately as an operating lease as it represents more than 25% of the fair value of the leased assets. The building portion of the lease has been classified as an investment in direct financing lease.

   The lease provides for annual rent of E1,306,500 with annual rent attributable to the land portion of the lease of E442,518 based on the lessee's incremental borrowing rate of 7.86% with the remaining rent attributable to the building portion of the lease. Interest income of the direct financing lease is recorded such that the Company recognizes income at a constant rate of interest and includes assumptions on the residual value of the property as of the end of the initial lease term which may differ from the cost attributed to the investment in the direct financing lease. Accordingly, interest income on the financing lease does not necessarily reflect the contractual rent that is allocable to the investment in the direct financing lease. For financial reporting purposes, no depreciation is recorded on direct financing leases; however, for tax purposes such assets are depreciated on a straight-line basis over 40 years.

   Interest on the mortgage loan of E9,300,000 is based on an annual interest rate of 6.82% with payments of principal and interest based on a 25-year amortization schedule.

   Pro forma equity income for the period from inception (June 5, 2003) to December 31, 2003 and for the nine-month period ended September 30, 2004 is $175,109 and $239,727, respectively, of which $9 and

            CORPORATE PROPERTY ASSOCIATES 16 -- GLOBAL INCORPORATED

   $91,313 is included in the historical results from operations for the respective periods, and is derived as follows:

                                                   FOR THE PERIOD FROM
                                                 INCEPTION (JUNE 5, 2003)   NINE MONTHS ENDED
                                                   TO DECEMBER 31, 2003     SEPTEMBER 30, 2004
                                                 ------------------------   ------------------
Rental income..................................         $ 295,259               $ 406,882
Interest income from direct financing lease....           475,368                 643,681
Interest expense...............................          (420,408)               (571,110)
                                                        ---------               ---------
  Net income...................................         $ 350,219               $ 479,453
                                                        =========               =========
  Company's share of net income (at 50%
     interest).................................         $ 175,109               $ 239,727
  Included in historical results of
     operations................................                 9                  91,313
                                                        ---------               ---------
  Pro forma adjustment.........................         $ 175,100               $ 148,414
                                                        =========               =========

B. On April 29, 2004, the Company, along with two affiliates, CPA(R):15 and Corporate Property Associates 14 Incorporated ("CPA(R):14"), through a limited partnership in which the Company owns a 30.77% limited partnership interest, purchased 78 retail self-storage and truck rental facilities and entered into master lease agreements with two lessees that operate the facilities under the U-Haul brand name. The limited partnership has been structured so that capital was contributed in an amount equal to the ownership interests and profits and losses and distributions are pro rata to ownership interests. The Company is accounting for its interests under the equity method of accounting. The self-storage facilities are leased to Mercury Partners, LP, ("Mercury"), and the truck rental facilities are leased to U-Haul Moving Partners, Inc., ("U-Haul"). The total cost of the facilities was $312,445,026, inclusive of fees of $14,060,025, of which $6,248,901 is deferred and payable in accordance with the Advisory Agreements of the Company and its affiliates.

   The Mercury lease has an initial term of 20 years with two 10-year renewal options and provides for annual rent of $18,551,115. The U-Haul lease has an initial term of 10 years with two 10-year renewal options and provides for annual rent of $9,990,000. In the event that U-Haul does not renew its lease, Mercury will assume the lease obligation for the truck rental facilities. Each lease provides for rent increases every five years based on a formula indexed to the Consumer Price Index ("CPI").

   In connection with the purchase, the limited partnership obtained $183,000,000 of limited recourse mortgage financing collateralized by the properties and lease assignments. The loan, which matures in May 2014 provides for monthly payments of principal and interest of $1,229,804 at an annual interest rate of 6.449% and a 25-year amortization schedule.

   Depreciable and amortizable tangible and intangible assets of $243,365,026 are being depreciated and amortized for financial reporting purposes on a straight-line basis over periods ranging from 20 years to 40 years at an annual amount of $7,370,148, and over 40 years on a straight-line basis for tax purposes.

            CORPORATE PROPERTY ASSOCIATES 16 -- GLOBAL INCORPORATED

   Pro forma equity income for the period from inception (June 5, 2003) to December 31, 2003 and for the nine-month period ended September 30, 2004 is $1,644,326 and $2,161,308, respectively and is derived as follows:

                                                   FOR THE PERIOD FROM
                                                 INCEPTION (JUNE 5, 2003)   NINE MONTHS ENDED
                                                   TO DECEMBER 31, 2003     SEPTEMBER 30, 2004
                                                 ------------------------   ------------------
Rental income..................................        $16,420,916             $21,405,837
Depreciation and amortization..................         (4,240,359)             (5,527,611)
Interest expense...............................         (6,836,632)             (8,854,152)
                                                       -----------             -----------
  Net income...................................        $ 5,343,925             $ 7,024,074
                                                       ===========             ===========
  Company's share of net income (at 30.77%
     interest).................................        $ 1,644,326             $ 2,161,308
  Included in historical results of
     operations................................                 --               1,094,624
                                                       -----------             -----------
  Pro forma adjustment.........................        $ 1,644,326             $ 1,066,684
                                                       ===========             ===========

C. On May 5, 2004, the Company purchased land and buildings in Leeds, England and entered into a net lease with Polestar Petty Ltd. ("Polestar"). The lease has an initial term through May 2029 and provides initial annual rent of L1,179,496 with annual stated increases of 2.5%.

   The acquisition of the net investment and related mortgage financing have been translated from the British Pound using the exchange rate as of the date of acquisition of $1.79430 and are included in the historical balances as of September 30, 2004. For pro forma purposes, revenue and expenses have been translated using the average exchange rate for the period from inception (June 5, 2003) to December 31, 2003 and the nine-month period ended September 30, 2004 of $1.65998 and $1.8215, respectively.

   The cost of the Polestar property is L15,560,665 ($27,920,501 based on the exchange rate as of the date of acquisition of $1.7943), inclusive of fees of L774,182 of which L309,685 is deferred and payable in accordance with the Advisory Agreement of the Company.

   Interest income from the direct financing lease is recorded such that the Company recognizes interest income at a constant rate of interest and includes assumptions on the unguaranteed residual value of the property at the end of the initial lease term. Interest income for the first lease year is $2,386,599 (based on the $1.65998 exchange rate). For financial reporting purposes, no depreciation is recorded on direct financing leases; however, for tax purposes such assets are depreciated on a straight-line basis over 40 years.

   In connection with the purchase, the Company obtained a limited recourse mortgage loan of L10,500,000, which matures in May 2014. Interest on the mortgage loan is based on an annual interest rate of 6.56% with payments of principal and interest based on a 25-year amortization schedule.

   Included in the historical balances for the nine months ended September 30, 2004 are interest income from direct financing lease of $987,863, loss on foreign currency transactions of $861, interest expense of $520,047 and net income of $464,229.

D. On June 1, 2004, the Company purchased land and buildings in Englewood, Colorado and Chandler, Arizona and entered into a net lease with Castle Rock Industries, Inc. ("Castle Rock"). The cost of the Castle Rock property is $13,764,817 inclusive of fees of $616,334 of which $273,927 is deferred and payable in accordance with the Advisory Agreement of the Company.

            CORPORATE PROPERTY ASSOCIATES 16 -- GLOBAL INCORPORATED

   The lease has an initial term of 20 years with four 5-year renewal options and provides for initial annual rent of $1,327,620. The lease provides for annual rent increases based on increases in the CPI, capped at 5%.

   In October 2004, the Company obtained a limited recourse mortgage loan in the amount of $9,300,000 on the properties. The mortgage is reflected as a pro forma adjustment on the accompanying pro forma consolidated balance sheet. Interest on the loan is at an annual rate of 5.54% with monthly payments of principal and interest of $64,184, based on a 20-year amortization schedule. The loan matures in November 2024.

   Depreciable and amortizable tangible and intangible assets of $10,384,817 are being depreciated and amortized for financial reporting purposes on a straight-line basis over periods ranging from 20 years to 40 years at an annual amount of $290,472, and over 40 years on a straight-line basis for tax purposes.

   Included in the historical balances for the nine months ended September 30, 2004 are rental income of $432,324, depreciation and amortization of intangibles of $79,658, and net income of $352,652.

E. On July 1, 2004, the Company purchased land and buildings in Hampton, New Hampshire and entered into a lease with Foss Manufacturing Company, Inc. ("Foss"). The cost of the Foss property is $32,170,523, inclusive of fees of $1,600,523 of which $640,209 is deferred and payable in accordance with the Advisory Agreement of the Company.

   The lease has an initial term of 20 years with two 10-year renewal options and provides for initial annual rent of $3,194,565. The lease provides for rent increases every three years beginning with the third anniversary of the lease term based on increases in the CPI. Rental income includes annual amortization of below-market rent intangible of $1,934.

   In connection with the purchase, the Company obtained a limited recourse mortgage loan of $17,000,000 which matures in July 2024. Interest on the mortgage loan is based on a fixed annual interest rate of 6.6% with payments of principal and interest based on a 20-year amortization schedule.

   Depreciable and amortizable tangible and intangible assets of $22,447,886 are being depreciated and amortized for financial reporting purposes on a straight-line basis over periods ranging from 20 years to 40 years at an annual amount of $610,740, and over 40 years on a straight-line basis for tax purposes.

   Included in the historical balances for the nine-months ended September 30, 2004 are rental income of $799,044, depreciation and amortization of intangibles of $127,238, interest expense of $286,213 and net income of $385,177.

F. On July 8, 2004, the Company and CPA(R):15, through a limited liability company, purchased land and buildings in Finland and entered into two leases with TietoEnator Plc ("TietoEnator"). The Company owns a 40% interest in the limited liability company. The total cost of the TietoEnator properties was E78,893,808 ($97,567,972 based on the exchange rate as of the date of acquisition of $1.2367) inclusive of fees of E3,550,221 of which E1,577,876 is deferred and payable in accordance with Advisory Agreements of the Company and CPA(R):15. The limited partnership has been structured so that capital was contributed in an amount equal to the ownership interests and profits and losses and distributions are pro rata to ownership interests. The Company is accounting for its interests under the equity method of accounting. For pro forma purposes, revenue and expenses to determine pro forma equity income have been translated using the average exchange rate for the period from inception (June 5, 2003) to December 31, 2003 and the nine-month period ended September 30, 2004 of $1.1597 and $1.22596, respectively.

   The leases have an initial term of 12.5 years with three five-year renewal options at an initial aggregate annual rent of E5,647,776. Both leases provide for annual rent increases based on a formula indexed to a

            CORPORATE PROPERTY ASSOCIATES 16 -- GLOBAL INCORPORATED cost of living index published by Statistics Finland. Inc. (the "Finland CPI") Rental income includes annual amortization of a net above-market rent intangible of E42,681.

   In connection with the purchase, the limited liability company obtained limited recourse mortgage loans of E57,200,000. Interest on the loans is based on an annual interest rate of 5.16% with stated principal payments which increase annually.

   Depreciable and amortizable tangible and intangible assets are being depreciated and amortized for financial reporting purposes over periods ranging from 12.5 years to 40 years at an annual amount of E2,157,310 and over 40 years on a straight-line basis for tax purposes.

   Pro forma equity income for the period from inception (June 5, 2003) to December 31, 2003 and the nine-month period ended September 30, 2004 is $123,774 and $183,492, respectively, and is derived as follows:

                                                   FOR THE PERIOD FROM
                                                 INCEPTION (JUNE 5, 2003)   NINE MONTHS ENDED
                                                   TO DECEMBER 31, 2003     SEPTEMBER 30, 2004
                                                 ------------------------   ------------------
Rental income..................................        $ 3,739,858             $ 5,153,717
Depreciation and amortization..................         (1,439,410)             (1,983,582)
Interest expense...............................         (1,991,013)             (2,711,404)
                                                       -----------             -----------
  Net income...................................        $   309,435             $   458,731
                                                       ===========             ===========
  Company's share of net income (at 40%
     interest).................................        $   123,774             $   183,492
  Included in historical results of
     operations................................                 --                  78,984
                                                       -----------             -----------
  Pro forma adjustment.........................        $   123,774             $   104,508
                                                       ===========             ===========

G. On July 26, 2004 and August 3, 2004, the Company, through a 35% interest in a limited liability company, purchased properties in France and entered into leases for land and buildings with Thales Group SA ("Thales"). CPA(R):15 owns the remaining 65% in the limited liability company. The total cost for the properties was E85,752,314 ($103,005,892 based on the exchange rates as of the dates of acquisition of $1.2107 and $1.2032, respectively), including fees of E3,839,656 of which E1,706,514 is deferred and payable in accordance with the Advisory Agreements of the Company and CPA(R):15. The limited liability company has been structured so that capital was contributed in an amount equal to the ownership interests and profits and losses and distributions are pro rata to ownership interests. The Company is accounting for its interest under the equity method of accounting. For pro forma purposes, revenues and expenses to determine pro forma equity income have been translated using the average exchange rate for the period from inception (June 5, 2003) to December 31, 2003 and the nine-month period ended September 30, 2004 of $1.1597 and $1.22596, respectively.

   The Thales leases have remaining terms of approximately seven years at an annual rent of E8,099,000. The leases provide for annual rent increases based on increases in the French INSEE index. Rental income includes net annual amortization of below-market rent intangible of E354,352.

   In connection with the purchase, the limited liability company obtained a limited recourse mortgage loan of E63,500,000 with annual interest rates of 5.09% and 5.12% and stated principal payments, which increase annually.

   Depreciable and amortizable tangible and intangible assets of E67,218,686 are being depreciated and amortized for financial reporting purposes on a straight-line basis over periods ranging from 7 to 40 years at an annual amount of E3,193,571, and over 40 years for tax purposes.

            CORPORATE PROPERTY ASSOCIATES 16 -- GLOBAL INCORPORATED

   Pro forma equity income for the period from inception (June 5, 2003) to December 31, 2003 and for the nine-month period ended September 30, 2004 is $482,163 and $668,822, respectively.

                                                   FOR THE PERIOD FROM
                                                 INCEPTION (JUNE 5, 2003)   NINE MONTHS ENDED
                                                   TO DECEMBER 31, 2003     SEPTEMBER 30, 2004
                                                 ------------------------   ------------------
Rental income..................................        $ 5,640,285             $ 7,772,604
Depreciation and amortization..................         (2,130,829)             (2,936,393)
Interest expense...............................         (2,131,846)             (2,925,291)
                                                       -----------             -----------
  Net income...................................        $ 1,377,610             $ 1,910,920
                                                       ===========             ===========
  Company's share of net income (at 35%
     interest).................................        $   482,163             $   668,822
  Included in historical results of
     operations................................                 --                 129,556
                                                       -----------             -----------
  Pro forma adjustment.........................        $   482,163             $   539,266
                                                       ===========             ===========

H. On August 27, 2004, the Company purchased land and buildings in Kearney, Missouri; York, Nebraska; Fair Bluff, North Carolina; Wallbridge, Ohio; Middlesex, Pennsylvania; Rocky Mount, Virginia and Martinsburg, West Virginia; and entered into a net lease with Ply Gem Industries, Inc. ("Ply Gem"). The Company also purchased a property in Calgary, Alberta, Canada, on the same date, and entered into a net lease with Ply Gem. The total cost of the Ply Gem properties was $37,884,817 inclusive of fees of $1,884,817, of which $753,927 is deferred and payable in accordance with the Advisory Agreement of the Company. For pro forma purposes, revenues and expenses relating to the Canadian property have been translated using the average exchange rate for the period from inception (June 5, 2003) to December 31, 2003 and the nine-month period ended September 30, 2004 of $.74263 and $.7534, respectively.

   Each lease has an initial term of 20 years with two 10-year renewal options. The leases for the domestic properties and the Canadian property provide for initial annual rent of $2,980,575 and CAD 692,329, respectively, and each lease provides for annual rent increases based on increases in the CPI of the respective countries. The land portion of the Canadian lease has been accounted for separately as an operating lease as it represents more than 25% of the fair value of the leased assets. Annual land rent is CAD 273,141. The building portion of the Canadian lease and the domestic leases have been classified as an investment in direct financing lease.

   Interest income from the direct financing lease is recorded such that the Company recognizes interest income at a constant rate of interest and includes assumptions on the unguaranteed residual value of the property at the end of the initial lease term. Interest income for the first lease year is $3,169,241. For financial reporting purposes, no depreciation is recorded on direct financing leases; however, for tax purposes such assets are depreciated on a straight-line basis over 40 years.

   In October 2004, the Company obtained a limited recourse mortgage loan of $17,650,000 on the domestic properties and in December 2004, the Company obtained a limited recourse mortgage loan of CAD 4,250,000 ($3,347,300 based on the exchange rate in effect on September 30, 2004 of $.7876) on the Calgary property. Both mortgages are reflected as pro forma adjustments on the accompanying pro forma balance sheet. Interest on the domestic mortgage loan is at an annual interest rate of 6.14% with monthly payments of principal and interest of $127,880 based on a 20-year amortization schedule and maturing in November 2014. Interest on the Canadian mortgage loan is at a fixed annual interest rate of 6.23% with monthly payments of principal and interest of CAD 27,776 based on a 25-year amortization schedule. The Canadian mortgage loan matures in 10 years at which time a balloon payment is scheduled.

            CORPORATE PROPERTY ASSOCIATES 16 -- GLOBAL INCORPORATED

   Included in the historical balances for the nine-months ended September 30, 2004 are rental income of $19,665, interest income from direct financing leases of $297,897, gain on foreign currency of $235, and net income of $305,271.

I. On September 16, 2004, the Company purchased land and a building located in Tinton Falls, New Jersey and assumed the existing lease with Xpedite Systems, Inc. ("Xpedite"). The total cost for the property was $15,522,251, including fees of $772,251 of which $308,901 is deferred and payable in accordance with the Advisory Agreement of the Company.

   The Xpedite lease expires in June 2016, and has two five-year renewal options, at an annual rent of $1,395,000 as of the date of assumption. As a result of stated rent increases rental income will be recognized on an annual straight-line basis of $1,519,486. Rental income also includes annual amortization of below-market rent intangible of $73,281.

   In connection with the purchase, the Company obtained a limited recourse mortgage loan of $10,250,000. Interest on the mortgage loan is at a fixed interest rate of 5.85%, based on a 22.5-year amortization schedule. The loan matures in October 2016, at which point a balloon payment is scheduled.

   Depreciable and amortizable tangible and intangible assets of $14,683,298 are being depreciated and amortized for financial reporting purposes on a straight-line basis over periods ranging from approximately 12 to 40 years at an annual amount of $441,074 and over 40 years for tax purposes.

   Included in the historical balances for the nine-months ended September 30, 2004 are rental income of $69,052, depreciation and amortization of intangibles of $18,378, interest expense of $26,295 and net income of $24,379.

J. On December 27, 2004, the Company completed the purchase of land and buildings located in Vantaa (Helsinki), Finland and Linkoping, Sweden and entered into net lease agreements with Plantasjen Finland Oy and Plantasjen Sverige AB, respectively ("Plantasjen"). The cost of the Finland property was E15,387,460 ($18,974,276 based on the exchange rate as of September 30, 2004 of $1.2331), inclusive of fees of E765,545, of which, E306,218 is deferred and payable in accordance with the Advisory Agreement of the Company. The cost of the Sweden property was 67,034,581 Swedish Kroner ("SEK") ($9,123,407 based on the exchange rate as of September 30, 2004 of $.1361), inclusive of fees of SEK3,335,054, of which, SEK1,334,022 is deferred and payable in accordance with the Advisory Agreement of the Company. For pro forma purposes, revenues and expenses have been translated using the average exchange rates for Euro and SEK, respectively, for the period from inception (June 5, 2003) to December 31, 2003 and the nine-month period ended September 30, 2004 of $1.1597 and $1.22596, respectively, for the Finland property and $.12763 and $.13384, respectively, for the Sweden property. The lease obligations of the tenants are guaranteed by Plantasjen ASA.

   The Finland lease has an initial term of 20 years with two 10-year renewal options and provides for initial annual rent of E1,080,404. The Sweden lease has an initial term of 25 years with two 10-year renewal options and provides for initial annual rent of SEK4,650,750. Both leases provide for annual rent increases based on the CPI of each respective country.

   Interest income from the direct financing lease is recorded such that the Company recognizes interest income at a constant rate of interest and includes assumptions on the unguaranteed residual value of the property at the end of the initial lease term. Interest income on the Finland and Sweden leases for the first lease year are E890,404 and SEK4,204,920. For financial reporting purposes, no depreciation is recorded on direct financing leases; however, for tax purposes such assets are depreciated on a straight-line basis over 40 years.

            CORPORATE PROPERTY ASSOCIATES 16 -- GLOBAL INCORPORATED

   The Company obtained a limited recourse mortgage loan of E10,027,094 in connection with the acquisition of the Finland property and a limited recourse mortgage loan of SEK42,280,400 in connection with the acquisition of the Sweden property. Interest on the Finland and Sweden mortgage loans are fixed at annual interest rates of 4.81% and 5.25%, respectively, with quarterly payments of principal and interest. Both loans have a 10-year term with principal amortizing 2% annually over the mortgage terms.

K. On January 3, 2005, the Company completed the purchase of land and building located in Southfield, Michigan and entered into a net lease agreement with Solomon Office Associates, L.L.C., ("Solomon") a subsidiary of HMS Healthcare, Inc. ("HMS") for 81.65% of the leaseable space of the property and assumed two leases with existing tenants for the remaining 18.35% of the leaseable space. The cost of the property was $18,731,937, inclusive of fees of $931,937, of which, $372,775 is deferred and payable in accordance with the Advisory Agreement of the Company.

   The Solomon lease has an initial term of 20 years with two 10-year renewal options. The Solomon lease provides for initial annual rent of $1,228,354 with stated rent increases of 6.903% every third year. As a result of stated rent increases, rental income will be recognized on an annual straight-line basis of $1,498,140. The assumed leases provide for initial annual rent of $318,465 and $62,977, respectively, and expire in December 2005 and December 2010, respectively. The lease obligations of the tenants are guaranteed by HMS, Sloans Lake Managed Care, Inc. and PPOM, L.L.C.

   The Company expects to obtain a limited recourse mortgage loan of $11,000,000 in connection with this transaction. Interest on the mortgage loan is currently expected to be a fixed annual interest rate of 5.75% with monthly payments of principal and interest based on a 25-year amortization schedule. The loan is expected to have a 10-year term at which time a balloon payment is scheduled.

   Depreciable and amortizable tangible and intangible assets are estimated to be $16,981,937 and depreciated and amortized for financial reporting purposes on a straight-line basis over periods ranging from 20 years to 40 years at an annual amount of $471,402, and over 40 years on a straight-line basis for tax purposes.

L. On December 22, 2004, the Company acquired a $20,000,000 interest in a $165,000,000 mortgage loan collateralized by the distribution facilities of Atlanta, Georgia-based BlueLinx Holdings Inc. ("BlueLinx"). The cost of the interest acquired was $20,300,000, inclusive of fees of $300,000. The acquired interest represents the junior position in a $165,000,000 five-year floating rate first mortgage loan against BlueLinx's real estate portfolio. The loan has a 3-year term with two 1-year extensions. The Company's participation in the loan bears annual interest at the higher of the one-month London Interbank Offering Rate ("LIBOR") or 2%, plus 4.5%. The Company will receive monthly interest only payments through the scheduled maturity date of November 9, 2007. Interest income is recorded such that the Company recognizes income at a constant rate of interest. Certain costs incurred in connection with the acquisition are being amortized over the term of the loan, resulting in an annual reduction to other interest income of approximately $103,000.

M. On January 3, 2005, the Company, through a 40% interest in a limited liability company, completed the purchase of land and buildings, located in Helsinki, Finland and entered into a net lease with Pohjola Non-Life Insurance Company ("Pohjola"). CPA(R):15 owns the remaining 60% interest in the limited liability company. The total cost for the property was E83,631,587 ($103,126,110 based on the exchange rate as of September 30, 2004 of $1.2331), including fees of E3,763,421, of which E1,672,632 is deferred and payable in accordance with the Advisory Agreements of the Company and CPA(R):15. The limited liability company has been structured so that capital was contributed in an amount equal to the ownership interests and profits and losses and distributions are pro rata to ownership interests. For pro forma purposes, the

            CORPORATE PROPERTY ASSOCIATES 16 -- GLOBAL INCORPORATED

   Company is accounting for its interest under the equity method of accounting. For pro forma purposes, revenues and expenses to determine pro forma equity income have been translated using the average exchange rate for the period from inception (June 5, 2003) to December 31, 2003 and the nine-month period ended September 30, 2004 of $1.1597 and $1.22596, respectively.

   The lease has an initial term of approximately 10 1/2 years with a 5-year renewal option and provides for initial annual rent of E6,000,000. The lease provides for annual rent increases based on the Finland CPI.

   In connection with the purchase, the limited liability company obtained a limited recourse mortgage loan of E62,500,000 with a fixed annual interest rate of 4.59% through February 2007 and then 4.57%, thereafter, for the remainder of the loan term, with stated principal payments, which increase annually. The loan has a 10-year term.

   Depreciable and amortizable tangible and intangible assets of E65,406,587 are being depreciated and amortized for financial reporting purposes on a straight-line basis over periods ranging from 10.5 to 40 years at an annual amount of E2,387,817, and over 40 years for tax purposes.

   Pro forma equity income for the period from inception (June 5, 2003) to December 31, 2003 and for the nine-month period ended September 30, 2004 is $199,946 and $289,199, respectively.

                                                   FOR THE PERIOD FROM
                                                 INCEPTION (JUNE 5, 2003)   NINE MONTHS ENDED
                                                   TO DECEMBER 31, 2003     SEPTEMBER 30, 2004
                                                 ------------------------   ------------------
Rental income..................................        $ 4,003,348             $ 5,516,820
Depreciation and amortization..................         (1,593,210)             (2,174,557)
Interest expense...............................         (1,910,273)             (2,619,266)
                                                       -----------             -----------
  Net income...................................        $   499,865             $   722,997
                                                       ===========             ===========
  Company's share of net income (at 40%
     interest).................................        $   199,946             $   289,199
                                                       ===========             ===========

Q. On January 14, 2005, the Company completed the purchase of land and building located in Cynthiana, Kentucky and entered into a net lease agreement with Clean Earth Kentucky, LLC ("Clean Earth"). The total cost of the Clean Earth property was $7,366,492, inclusive of fees of $366,492, of which, $146,597 is deferred and payable in accordance with the Advisory Agreement of the Company.

   The lease has an initial term of 20 years with two 10-year renewal options. The lease provides for initial annual rent of $710,500 with annual rent increases based on the CPI.

   In connection with the purchase, the Company obtained a limited recourse mortgage loan of $4,550,000 with a fixed annual interest rate of 6.08%, with monthly interest and principal payments of $32,808. The loan has a 20-year term.

   Depreciable and amortizable tangible and intangible assets are $6,606,492 and will be depreciated and amortized for financial reporting purposes on a straight-line basis over periods ranging from 20 years to 40 years at an annual amount of $183,589, and over 40 years for tax purposes.

R. On January 18, 2005, the Company completed the purchase of land and a building located in Buffalo Grove, Illinois and entered into a net lease agreement with Precise Technology Group, Inc. ("Precise"). The total cost of the Precise property was $16,469,372, inclusive of fees of $819,372, of which, $327,749 is deferred and payable in accordance with the Advisory Agreement of the Company.

            CORPORATE PROPERTY ASSOCIATES 16 -- GLOBAL INCORPORATED

   The lease has an initial term of 20 years with two 10-year renewal options. The lease provides for initial annual rent of $1,447,625 and rent increases every second year based on the CPI.

   The Company expects to obtain a limited recourse mortgage loan of approximately $10,000,000 in connection with this transaction. Interest on the mortgage loan is currently expected to be a fixed annual interest rate of 5.65% with monthly payments of principal and interest based on a 20-year amortization schedule. The loan is expected to have a 20-year maturity.

   Depreciable and amortizable tangible and intangible assets are $14,349,372 and will to be depreciated and amortized for financial reporting purposes on a straight-line basis over periods ranging from 20 years to 40 years at an annual amount of $399,938, and over 40 years for tax purposes.

N. The Company believes that it is likely it will complete a proposed transaction to purchase land and buildings located in Fernley, Nevada; Gainesville, Texas; Sandersville, Georgia and Erwin, Tennessee and enter into a net lease agreement with PolyPipe, Inc. ("PolyPipe"). The total cost of the PolyPipe properties is expected to be $8,660,942, inclusive of expected fees of $430,893, of which, $172,357 would be deferred and payable in accordance with the Advisory Agreement of the Company.

   As proposed, the lease will have an initial term of 20 years with two 10-year renewal options. The lease is expected to provide for initial annual rent of $786,600 and rent increases every third year based on the CPI.

   The Company expects to obtain a limited recourse mortgage loan of $5,000,000 in connection with this transaction. Interest on the mortgage loan is currently expected to be a fixed interest rate of 6.5% with monthly payments of principal and interest based on a 20-year amortization schedule. The loan is expected to have a 20-year maturity.

   Depreciable and amortizable tangible and intangible assets are expected to be $7,475,942 and are expected to be depreciated and amortized for financial reporting purposes on a straight-line basis over periods ranging from 20 years to 40 years at an annual amount of $208,568, and over 40 years on a straight-line basis for tax purposes.

O. The Company believes it is likely it will complete a proposed transaction to purchase land and a warehouse/manufacturing facility in Bousbecque, France, a portion of which is under construction and enter into a net lease with Kartogroup S.p.A. ("Kartogroup"). Construction of approximately 46.23% of the facility has already been completed and is currently being occupied by Kartogroup. The remaining construction is expected to take approximately six months to complete. Pro forma effect is only being given to the occupied portion of the property. The total cost of the Kartogroup property and related construction is expected to be E31,570,065 ($38,929,047 based on the exchange rate as of September 30, 2004 of $1.2331), inclusive of expected fees of E1,570,650, of which, E628,260 would be deferred and payable in accordance with the Advisory Agreement of the Company. For pro forma purposes, revenues and expenses have been translated using the average exchange rate for the period from inception (June 5, 2003) to December 31, 2003 and the nine-month period ended September 30, 2004 of $1.1597 and $1.22596, respectively.

   As proposed, the lease will have an initial term of 18 years with one 9-year renewal option. Upon completion, the lease is expected to provide for initial annual rent of E2,910,000, of which 46.23% is applicable to the currently occupied portion, and stated annual rent increases of 2%. As a result of stated rent increases, pro forma rental income on the occupied portion will be recognized on an annual straight-line basis of E1,600,324.

   The Company expects to obtain a limited recourse mortgage loan of E22,500,000 in connection with this transaction. Interest on the mortgage loan is currently expected to be a fixed annual interest rate of 5.5%

            CORPORATE PROPERTY ASSOCIATES 16 -- GLOBAL INCORPORATED with quarterly payments of principal and interest and stated principal payments amortizing 21% over the term of the loan. The loan is expected to have a 10-year maturity. The interest rate will be fixed based on a benchmark rate at the time the loan is obtained. For pro forma purposes, the loan and interest thereon, are reflected in the accompanying pro forma condensed consolidated financial statements in amounts applicable to the portion of the property that is deemed to be in service.

   Depreciable and amortizable tangible and intangible assets in service for pro-forma purposes are expected to be E12,985,531 and are expected to be depreciated and amortized for financial reporting purposes on a straight-line basis over periods ranging from 18 years to 40 years at an annual amount of E378,049, and over 40 years on a straight-line basis for tax purposes.

P. In January 2005, the Company entered into an agreement to purchase, through a subsidiary in which the Company owns a 100% interest, a 49% interest in Borneo Agencies Limited, which owns two warehouse/manufacturing facilities located in Lamlukka and Bangpa-In, Thailand and enter into net lease agreements with LFD Manufacturing Limited and IDS Logistics (Thailand) Limited. The leases are guaranteed by the parent IDS Group Limited ("IDS"). The total cost for the properties is expected to be 663,843,343 Thai Baht ("THB") ($16,005,263 based on the exchange rate as of September 30, 2004 of $.02411), including expected fees of THB33,027,032, of which THB13,210,813 would be deferred and payable in accordance with the Advisory Agreement of the Company. In connection with the purchase, the Company would be committed to funding an expansion, at the option of the lessee, at both properties. The amount applicable to the proposed expansions is THB146,272,500 for the Lamlukka property and THB86,680,000 for the Bangpa-In property. The transaction would be structured so that the Company would receive substantially 100% of the economic benefits of ownership of the property and accordingly, would be consolidated. For pro forma purposes, revenues and expenses have been translated using the average exchange rate for the period from inception (June 5, 2003) to December 31, 2003 and the nine-month period ended September 30, 2004 of $.02463 and $.02489, respectively.

   As proposed, the leases will have a term of approximately 15 years with a renewal period of up to 15 years. The leases are expected to provide for initial annual rent of THB57,502,500. The leases are expected to provide for rent increases every third year based on the CPI of the respective country.

   In connection with the proposed purchase, the Company expects to obtain a limited recourse mortgage loan of THB440,000,000. Interest on the mortgage loan is expected to be a fixed annual interest rate of approximately 7.15% with quarterly payments of principal and interest with stated principal payments increasing over the term of the loan. The mortgage loan is expected to have a 13.5-year term. In the event the expansion takes place, the Company has the ability to increase its borrowing under the loan facility by THB150,000,000 to partially fund the expansion, at substantially the same terms as the original borrowing.

   Depreciable and amortizable tangible and intangible assets are estimated to be THB319,918,343. and are expected to be depreciated and amortized for financial reporting purposes on a straight-line basis over periods ranging from 15 to 40 years at an annual amount of THB11,057,017, and over 40 years for tax purposes.

S. The Company pays its Advisor, W. P. Carey & Co. LLC, a combined asset management and performance fee equal to 1% per annum of average invested assets, or its pro rata share of amounts invested in real estate, net of unpaid deferred acquisition fees. Based on Average Invested Assets of $481,075,880 as of September 30, 2004, the pro forma fees amount to $2,767,834 for the period from inception (June 5, 2003) to December 31, 2003 and $3,608,069 for the nine-month period ended September 30, 2004, of which $852,611 is included in the historical results of operations for the nine-month period ended September 30, 2004, and are reflected in property expense in the accompanying pro forma consolidated statements of operations for the respective periods. The Company's pro forma of deferred acquisition fees

            CORPORATE PROPERTY ASSOCIATES 16 -- GLOBAL INCORPORATED payable to an affiliate amount to $9,828,484 and bear interest at an annual rate of 5%, or $282,737 for the period from inception (June 5, 2003) to December 31, 2003 and $368,568 for the nine-month period ended September 30, 2004, of which $85,999 is included in the historical results of operations for the nine-month period ended September 30, 2004. For pro forma purposes, other interest income from uninvested cash is eliminated based on an assumption that substantially all cash proceeds of the offering have been invested in real estate.

   Proceeds from the Company's offering subsequent to September 30, 2004 were $104,286,891.

T. The pro forma weighted average shares outstanding for the period from inception (June 5, 2003) to December 31, 2003 and for the nine-month period ended September 30, 2004 was determined as if all shares issued since the inception of the Company's "best efforts" offering were issued on June 5, 2003.

U. For tax purposes, rents are recognized on a contractual basis and differences between contractual rents and rents recognized on a straight-line basis and interest income recognized at a constant rate of interest are eliminated.

V. For financial reporting purposes, no depreciation is recorded on the Polestar, Ply Gem and Plantasjen which are classified as direct financing leases. Depreciation is recorded for the purpose of determining taxable income. Annual taxable depreciation is computed on a straight-line basis over 40 years and is based on the tax basis of building and improvements of $84,447,015, which is adjusted for exchange rates.

   For financial reporting purposes, a portion of the underlying assets of the operating leases have been classified as intangible assets and are being amortized on a straight-line basis over the initial term or renewable term of the leases, ranging from 7 years to 45 years. Such assets are classified as buildings and improvements for tax purposes and are being depreciated on a straight-line basis over 40 years. As a result, annual depreciation and amortization for financial reporting purposes is $468,246 more than depreciation as computed for tax purposes.

W. Equity income for tax purposes differs from equity income for financial reporting purposes due to differences in depreciation as a result of equity investees having leases classified as direct financing leases or equity investees amortizing intangible assets over periods ranging from 7 years to 40 years for financial reporting purposes. Such assets are depreciated on a straight-line basis over 40 years for tax purposes.

X. For tax purposes, the Company's basis in buildings and improvements is $207,748,232. Such assets are being depreciated on a straight-line basis over 40 years resulting in annual taxable depreciation of $5,193,706.

Y. Amounts available for distribution were computed by adding back pro rata tax-basis depreciation expense to taxable income derived from equity investments and deducting pro rata scheduled principal amortization.

            CORPORATE PROPERTY ASSOCIATES 16 -- GLOBAL INCORPORATED

Z. Mortgage principal amortization is as follows:

Polestar....................................................  $  131,765
Foss........................................................     416,841
Ply Gem.....................................................     504,467
Castle Rock.................................................     259,118
Xpedite.....................................................     222,594
PolyPipe....................................................     128,809
Plantasjen..................................................     356,905
IDS Group...................................................      82,368
HMS.........................................................     207,144
Clean Earth.................................................     116,562
Precise.....................................................     277,784
Kartogroup..................................................     265,864
                                                              ----------
                                                              $2,970,221
                                                              ==========